EXHIBIT 4.1

                             NORTHERN ETHANOL, INC.
                                 2006 STOCK PLAN


1. Purpose of the Plan. The purposes of this Stock Plan are to attract and retain the best available individuals for positions of substantial responsibility, to provide additional incentive to such individuals, and to promote the success of the Company's business by aligning the financial interests of Directors, Employees and Consultants providing personal services to the Company or to any Parent or Subsidiary of the Company with long-term shareholder value.

     Awards granted hereunder may be Incentive Stock Options, Nonqualified Stock Options, Stock Awards, or SARs, at the discretion of the Board and as reflected in the terms of the Award Agreement.

2. Definitions. As used herein, the following definitions shall apply:

     (a) "Award" shall mean any award or benefits granted under the Plan, including Options, Stock Awards, and SARs.

     (b) "Award Agreement" shall mean a written or electronic agreement between the Company and the Awardee setting forth the terms of the Award.

     (c)  "Awardee" shall mean the holder of an outstanding Award.

     (d) "Board" shall mean (i) the Board of Directors of the Company or (ii) both the Board and the Committee, if a Committee has been appointed in accordance with Section 4(a) of the Plan.

     (e)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) "Committee" shall mean the Compensation Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan, if one is appointed; provided, however, if the Board of Directors appoints more than one Committee pursuant to Section 4(a), then "Committee" shall refer to the appropriate Committee, as indicated by the context of the reference.

     (g)  "Common Shares" shall mean the common shares of Northern Ethanol, Inc.

     (h) "Company" shall mean Northern Ethanol, Inc., a Nevada corporation and any successor thereto.

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     (j)  "Consultant" shall mean any person, except an Employee, engaged by the
          Company or any Parent or Subsidiary of the Company, to render personal services to such entity, including as an advisor.

     (k) "Continuous Status as a Participant" shall mean (1) for Employees, the absence of any interruption or termination of service as an Employee, and (2) for Consultants, the absence of any interruption, expiration, or termination of such person's consulting or advisory relationship with the Company or the occurrence of any termination event as set forth in such person's Award Agreement. Continuous Status as a Participant shall not be considered interrupted (i) for an Employee in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence for which Continuous Status is not considered interrupted in accordance with the Company's policies on such matters, and (ii) for a Consultant, in the case of any temporary interruption in such person's availability to provide services to the Company which has been authorized in writing by the President of the Company prior to its commencement.

     (l) "Conversion Options" shall mean the Options described in Section 6(c) of the Plan.

     (m) "Director" means a member of the Board of Directors of the Company or any Subsidiary thereof.

     (n) "Employee" shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Parent or Subsidiary of the Company. A person is on the payroll if he or she is paid from the payroll department of the Company, or any Parent or Subsidiary of the Company. Persons providing services to the Company, or to any Parent or Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, Parent, or Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services are not Employees for purposes of this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U. S. Department of Labor, or other person or entity as, common law employees of the Company, Parent, or Subsidiary, either solely or jointly with another person or entity.

     (o)  "Effective Date" shall mean April 4, 2006.

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     (p)  "Exchange  Act" shall mean the  Securities  Exchange  Act of 1934,  as amended.

     (q)  "FLSA" shall mean the Fair Labor Standards Act.

     (r) "Incentive Stock Option" shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (s)  "Maximum Annual Participant Award" shall have the meaning set forth in
          Section 5(b).

     (t) "Nonqualified Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

     (u) "Option" shall mean a stock option granted pursuant to Section 6 of the Plan.

     (v) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (w)  "Participant" shall mean a Director, Employee or Consultant.

     (x) "Plan" shall mean this 2006 Stock Plan, including any amendments thereto.

     (y)  "Share"  shall mean one Common Share,  as adjusted in accordance  with
          Section 14 of the Plan.

     (z)  "SAR"  shall  mean a stock  appreciation  right  awarded  pursuant  to
          Section 8 of the Plan.

     (aa) "Stock Award" shall mean a grant of Shares or of a right to receive Shares or their cash equivalent (or both) pursuant to Section 7 of the Plan.

     (bb) "Subsidiary" shall mean (i) in the case of an Incentive Stock Option a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code, and (ii) in the case of a Nonqualified Stock Option, a Stock Award or an SAR, in addition to a subsidiary corporation as defined in (i), a limited liability company, partnership or other entity in which the Company controls 50 percent or more of the voting power or equity interests.

3. Shares Subject to the Plan. Subject to the provisions of Sections 14 and 16 of the Plan, the maximum aggregate number of Shares (increased, proportionately, in the event of any stock split, stock dividend or similar event with respect to the Shares) which may be awarded and delivered under the Plan shall not exceed 8,000,000 Shares (unadjusted

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for any stock split or stock  dividend  with respect to the Shares).  The Shares may be authorized, but unissued, or reacquired Common Shares.

     Subject to the provisions of the following sentence, if an Award should expire or become unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. Notwithstanding anything to the contrary contained herein, any Awards of Options that are transferred to a third party pursuant to a program under which the holder of certain Options may transfer such Options to such third party in exchange for cash or other consideration, shall be removed from the Plan and the Shares subject to such Awards shall not be available for regrant under the Plan regardless of whether the transferred Options are exercised or expire without exercise.

4. Administration of the Plan.

     (a) Procedure. The Plan shall be administered by the Board of Directors of the Company.

          (i) The Board of Directors may appoint one or more Committees each consisting of not less than two members of the Board of Directors to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, such Committees shall continue to serve until otherwise directed by the Board of Directors.

          (ii) From time to time the Board of Directors may increase the size of the Committee(s) and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, or fill vacancies however caused.

     (b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Incentive Stock Options, Nonqualified Stock Options, Stock Awards, and SARs;
          (ii) to determine, in accordance with Section 11(b) of the Plan, the fair market value of the Shares; (iii) to determine, in accordance with Section 11(a) of the Plan, the exercise price per share of Awards to be granted; (iv) to determine the Participants to whom, and the time or times at which, Awards shall be granted and the number of Shares to be represented by each Award; (v) to interpret the Plan;
          (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; including the form of Award Agreement, and manner of acceptance of an Award, (vii) to determine the terms and provisions of each Award to be granted (which need not be identical) and, with the consent of the Awardee, modify or amend each Award; (viii) to authorize conversion or substitution under the Plan of any or all Conversion Options; (ix) to accelerate or defer (with the consent of the Awardee) the exercise date of any Option; (x) to authorize any person to execute on behalf of the

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          Company any  instrument  required to effectuate  the grant of an Award
          previously   granted  by  the  Board;  and  (xi)  to  make  all  other
          determinations deemed necessary or advisable for the administration of the Plan.

               The Board may, but need not,  determine that an Award shall  vest or be granted subject to the satisfaction of one or more performance goals. Performance goals for awards will be determined by the Compensation Committee of the Board and will be designed to support the business strategy, and align executives' interests with customer and shareholder interests. For awards that are intended to qualify as performance-based compensation under Section 162(m), performance goals will be based on one or more of the following business criteria: sales or licensing volume, revenues, customer satisfaction, expenses, organizational health/productivity, earnings (which includes similar measurements such as net profits, operating profits and net income, and which may be calculated before or after taxes, interest, depreciation, amortization or taxes), margins, cash flow, shareholder return, return on equity, return on assets or return on investments, working capital, product shipments or releases, brand or product recognition or acceptance and/or stock price. These criteria may be measured: individually, alternatively or in any combination; with respect to the Company, a subsidiary, division, business unit, product line, product or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods or to other external measures; and including or excluding items that could affect the measurement, such as extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions or divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations.

     (c)  Effect  of  Board's  Decision.  All  decisions,   determinations,  and
          interpretations of the Board shall be final and binding on all Participants and Awardees.

5. Eligibility.

     (a) Awards may be granted to Participants and to persons to whom offers of employment as an Employee have been extended; provided that Incentive Stock Options may only be granted to Employees.

     (b) The maximum number of Shares with respect to which an Award or Awards may be granted to any Participant in any one taxable year of the Company (the "Maximum Annual Participant Award") shall not exceed 500,000 Common Shares for Options or SARs, or 500,000 shares for Stock Awards (increased, in both cases proportionately, in the event of any stock split, stock dividend or similar event with respect to the Shares). If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share,

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          the tandem  Option and SAR rights with  respect to each Share shall be counted as covering but one Share for purposes of the Maximum Annual Participant Award.

6. Options.

     (a) Each Option shall be designated in the written or electronic option agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate fair market value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

     (b) For purposes of Section 6(a), Options shall be taken into account in the order in which they were granted, and the fair market value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

     (c) Options converted or substituted under the Plan for any or all outstanding stock options and stock appreciation rights held by directors, employees, consultants, advisors or other option holders granted by entities subsequently acquired by the Company or a subsidiary or affiliate of the Company ("Conversion Options") shall be effective as of the close of the respective mergers and acquisitions of such entities by the Company. The Conversion Options may be Incentive Stock Options or Nonqualified Stock Options, as determined by the Committee; provided, however, that stock appreciation rights in the acquired entity shall only be converted to or substituted with Nonqualified Stock Options. The Conversion Options shall be options to purchase the number of Common Shares determined by multiplying the number of shares of the acquired entity's common stock underlying each such stock option or stock appreciation right immediately prior to the closing of such merger or acquisition by the number specified in the applicable merger or acquisition agreement for conversion of each share of such entity's common stock to a Common Share (the "Merger Ratio"). Such Conversion Options shall be exercisable at an exercise price per Common Share (increased to the nearest whole cent) equal to the exercise price per share of the acquired entity's common stock under each such stock option or stock appreciation right immediately prior to closing divided by the Merger Ratio. No fractional Common Shares will be issued upon exercise of Conversion Options. In lieu of such issuance, the Common Shares issued pursuant to each such exercise shall be rounded to the closest whole Share. All other terms and conditions applicable to such stock options and stock appreciation rights prior to closing of the acquisition, including vesting, shall remain unchanged under the Conversion Options.

7. Stock Awards.

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     (a)  Stock Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Committee determines that it will offer a Stock Award, it will advise the Awardee in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Awardee shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Awardee must accept the offer. The offer shall be accepted by execution of an Award Agreement in the manner determined by the Committee.

     (b) Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Common Shares underlying such Stock Award upon the Awardee ceasing to be a Participant. To the extent that the Awardee purchased the Shares granted under such Stock Award and any such Shares remain non-vested at the time the Awardee ceases to be a Participant, the cessation of Participant status shall cause an immediate sale of such non-vested Shares to the Company at the original price per Common Share paid by the Awardee.

8. SARs.

     (a) The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Awardees. The Committee is authorized to grant both tandem stock appreciation rights ("Tandem SARs") and stand-alone stock appreciation rights ("Stand-Alone SARs") as described below.

     (b)  Tandem SARs.

          (i) Awardees may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Section 6 Option for Common Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the fair market value (on the Option surrender date) of the number of Shares in which the Awardee is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

          (ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Awardee shall become entitled under this Section 8(b) may be made in Common Shares valued at fair market value on the Option surrender date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.


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          (iii) If the surrender of an Option is not approved by the  Committee, then the Awardee shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.

     (c) Stand-Alone SARs.

          (i) An Awardee may be granted a Stand-Alone SAR not tied to any underlying Option under Section 6 of the Plan. The Stand-Alone SAR shall cover a specified number of Common Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate fair market value (on the exercise date) of the Common Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

          (ii) The number of Common Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the fair market value per underlying Common Share on the grant date.

          (iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Common Shares valued at fair market value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

     (d) The Common Shares underlying any SARs exercised under this Section 8 shall not be available for subsequent issuance under the Plan.

9. Term of Plan. The Plan shall become effective as of the Effective Date. It shall continue in effect until terminated under Section 17 of the Plan.

10. Term of Award; Limitations on Vesting and Repricing.

     (a) The term of each Award shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the

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          Company or any Parent or  Subsidiary,  the term of the Option shall be no more than five (5) years from the date of grant.

     (b) Except as may be provided in the Award Agreement, each award shall vest over a period of not less than three (3) years from the date of grant, provided that Conversion Options and awards that are granted or vest based on performance goals shall not count toward the limit of this Section 10(b).

     (c) No Award may be repriced, replaced, regranted through cancellation, or modified without approval of the shareholders of the Company (except in connection with an adjustment pursuant to Section 14) if the effect would be to reduce the exercise price for the Shares underlying such Award.

11. Exercise Price and Consideration.

     (a) The per Share exercise price under each Award shall be such price as is determined by the Board, subject to the following:

          (i)  In the case of an Incentive Stock Option

               (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant.

               (B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant.

          (ii) Except for Conversion Options under Section 6(c), the per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than seventy-five percent (75%) of the fair market value per Share on the date of grant. Notwithstanding the foregoing (or any other provision of the Plan), Options and SARs that are granted to Employees who are non-exempt for purposes of the FLSA, shall satisfy the requirements for exclusion from regular rate of pay for purposes of the FLSA and shall have an exercise price that is at least eighty-five percent (85%) of the fair market value of the underlying Shares at the time of grant; furthermore, such Options or SARs shall not be exercisable within the six (6) month period immediately following the date of grant, except, if so provided in the Award Agreement, in the event of the Awardee's death, disability, or retirement, upon a change in corporate control of the Company, or under such other circumstances as are permitted under the FLSA or rules and regulations thereunder.

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          (iii) The  maximum   aggregate   number  of  Shares   underlying   all
               Nonqualified Stock Options and SARs with a per Share exercise price of less than fair market value on any grant date that may
               be  granted  under  this  Plan  is  500,000  Shares   (increased,
               proportionately, in the event of any stock split, stock dividend or similar event with respect to the Shares); provided that Conversion Options shall not count against the limit of this
               Section 11(a)(iii).

     (b) The fair market value per Share shall be the closing price per share of the Common Share on the Over the Counter Bulletin Board (the "OTCBB") on the date of grant. If the Shares cease to be listed on OTCBB, the Board shall designate an alternative method of determining the fair market value of the Shares. Notwithstanding the foregoing, the Board may determine that an alternative price may be fair market value if it is determined that the price on the OTCBB is not fair market value due to limited trading volume or other factors.

     (c) The consideration to be paid for the Shares to be issued upon exercise of an Award, including the method of payment, shall be determined by the Board at the time of grant and may consist of cash and/or check. Payment may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds necessary to pay the exercise price. If the Awardee is an officer of the Company within the meaning of Section 16 of the Exchange Act, the officer may, in addition, be allowed to pay all or part of the purchase price with Shares which, as of the exercise date, the officer has owned for six
          (6) months or more.

     (d) Prior to issuance of the Shares upon exercise of an Award, the Awardee shall pay any federal, state, and local income and employment tax withholding obligations applicable to such Award. If an Awardee is an officer of the Company within the meaning of Section 16 of the Exchange Act, he may elect to pay such withholding tax obligations by having the Company withhold Shares having a value equal to the amount required to be withheld, and any Award under the Plan may permit or require that such withholding tax obligations be paid by having the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall equal the fair market value of the Shares on the day the Award is exercised. The right of an officer to dispose of Shares to the Company in satisfaction of withholding tax obligations shall be deemed to be approved as part of the initial grant of an Award, unless thereafter rescinded, and shall otherwise be made in compliance with Rule 16b-3 and other applicable regulations, and any Award under the Plan may permit or require that such withholding tax obligations be paid by having the Company withhold Shares having a value equal to the amount required to be withheld.

12. Exercise of Award.


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     (a)  Procedure for  Exercise;  Rights as a  Shareholder.  Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Board at the time of grant, and as shall be permissible under the terms of the Plan.

               An Award may not be exercised for a fraction of a Share.

               An Award shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 11(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 6(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 14 of the Plan.

               Exercise of an Award in any manner and delivery of the Shares subject to such Award shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Award, by the number of Shares as to which the Award is exercised.

     (b) Termination of Status as a Participant. In the event of termination of an Awardee's Continuous Status as a Participant, such Awardee may exercise his or her rights under any outstanding Awards to the extent exercisable on the date of termination (but in no event later than the date of expiration of the term of such Award as set forth in the Award Agreement). To the extent that the Awardee was not entitled to exercise his or her rights under such Awards at the date of such termination, or does not exercise such rights within the time specified in the individual Award Agreements, the Awards shall terminate.

     (c) Disability of Awardee. Notwithstanding the provisions of Section 12(b) above, in the event of termination of an Awardee's Continuous Status as a Participant as a result of total and permanent disability (i.e., the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve (12) months), the Awardee will vest in the Award, but only to the extent of the vesting that would have occurred had the Awardee remained in Continuous Status as a Participant for a period of twelve (12) months after the date on which the Participant ceased performing services as a result of the total and permanent disability. An Option or SAR that is vested pursuant to this Section 12(c) must be exercised within eighteen (18) months (or such shorter time as is specified in the grant) from the date on which the Participant ceased performing services as a result of the total and permanent disability (but in no event later than the date of expiration of the term of such Option or SAR as set forth in the Award Agreement). To the extent that the Awardee was not entitled to exercise such Option or SAR within the time specified herein, the Award shall terminate.

     (d) Death of Awardee. Notwithstanding the provisions of Section 12(b) above, in the event of the death of an Awardee:

          (i) who is at the time of death a Participant, the Award will vest, but only to the extent of the vesting that would have occurred had the Awardee continued living and remained in Continuous Status as a Participant twelve (12) months following the date of death, by the Awardee's estate or by a person who acquired the right to exercise the Award by bequest or inheritance, or

          (ii) whose Option or SAR has not yet expired but whose Continuous Status as a Participant terminated prior to the date of death, the Option or SAR may be exercised, at any time within twelve
               (12) months following the date of death, by the Awardee's estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent of the right to exercise that had vested at the date of termination.

     (e) Notwithstanding subsections (b), (c), and (d) of this Section 12, the Board shall have the authority to extend the expiration date of any outstanding Option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Award beyond the date on which the Award would have expired if no termination of the Employee's Continuous Status as a Participant had occurred).

13. Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Awardee, only by the Awardee; provided that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

14. Adjustments to Shares Subject to the Plan.

     Award, the Maximum Annual Employee Award and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

     In the event of the proposed dissolution or liquidation of the Company, the Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Board and give each Awardee the right to exercise an Award as to all or any part of the Shares subject to an Award, including Shares as to which the Award would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Award shall be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the Award or to substitute an equivalent award, in which case the Board shall, in lieu of such assumption or substitution, provide for the Awardee to have the right to exercise the Award as to all of the Shares subject to Awards, including Shares as to which the Award would not otherwise be exercisable. If the Board makes an Award fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Awardee that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award will terminate upon the expiration of such period.

15. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the grant, exercise or vesting of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

16. Substitutions and Assumptions. The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 3 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

17.  Amendment and Termination of the Plan.

     (a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company's ability to claim deductions related to stock option exercises); provided that any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 14 of the Plan, and any amendment described in Section 10(b) of the Plan, shall require approval of or ratification by the shareholders of the Company.

     (b) Participants in Foreign Countries. The Board shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

     (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Awardee and the Board, which agreement must be in writing and signed by the Awardee and the Company.

18. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

19. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

20. No Employment/Service Rights. Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as an Employee or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person), or of any Participant or Awardee, which rights are hereby expressly reserved by each, to terminate such person's services at any time for any reason, with or without cause.

                             NORTHERN ETHANOL, INC.
                           193 King Street, Suite 300
                            Toronto, Ontario M5A 1J5



                           , 200
--------------------------      --



(insert name, address of
------------------------------------
grantee of option)
------------------------------------

------------------------------------

------------------------------------

Dear                       :
     ----------------------

The Board of Directors of Northern Ethanol, Inc. (the "Corporation") is pleased to award you an Option pursuant to the provisions of the 2006 Stock Plan (the "Plan") to purchase shares of the Common Stock of the Corporation ("Common Shares"). This letter will describe the Option granted to you. Attached to this letter is a copy of the Plan. The terms of the Plan also set forth provisions governing the Option granted to you. Therefore, in addition to reading this letter, you should also read the Plan. Your signature on this letter is an acknowledgement to us that you have read and understand the Plan and that you agree to abide by its terms. All terms not defined in this letter shall have the same meaning as in the Plan.

     1. Type of Option. You are granted a [Incentive Stock Option ("ISO")] [Non-Qualified Stock Option ("NSO")] [Stock Award] [Stock Appreciation Right ("SAR")].

     2. Rights and Privileges. Subject to the conditions hereinafter set forth, we grant you the right to purchase ( ) Common Shares of the Corporation at an exercise price of One Dollar (US$1.00) per share, which Option to purchase shall be issued pursuant to the Plan.

     3. Time of Exercise. The Option may be exercised at any time and from time to time beginning when the right to purchase the Common Shares accrues and ending when terminated as provided in Section 5 of this letter.

     4. Method of Exercise. The Option shall be exercised by written notice to the Chief Executive Officer of the Corporation at the Corporation's principal place of business. The notice shall set forth the number of Common Shares to be acquired and shall contain a check payable to the Corporation in full payment for the Common Shares or, if you are an officer of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934, that number of already owned Common Shares equal in value to the total Exercise Price of the Option. We shall make a delivery of the shares of Common Shares subject to the conditions of the Plan.

     5. Termination of Option. To the extent not exercised, the Option shall terminate upon the first to occur of the following dates:

          (a) ___________________, being five (5) years from the date pursuant to the provisions of Section 7 of this letter; or

          (b) Upon a determination of termination of your "Continuous Status as a Participant," as defined Section 2(k) of the Plan

     6. Binding Effect. The rights and obligations described in this letter shall inure to the benefit of and be binding upon both of us and our respective heirs, personal representatives, successors and assigns.

     7. Date of Grant. The Option shall be treated as having been granted to you on the date of this letter, even though you may sign it at a later date.

Yours truly,

NORTHERN ETHANOL, INC.


----------------------------------------
Gord Laschinger, Chief Executive Officer



AGREED TO AND ACCEPTED:


----------------------------------------